SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:	April 29, 2010
Time:	2:00 p.m., Central Daylight Time
Place:	Northern Illinois University — Naperville Campus 1120 East Diehl Road Naperville, IL 60563-9347

Purposes of the Annual Meeting:

1.	To elect four directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To vote on a proposal to ratify the appointment of the Company’s independent registered auditors; and

3.	To transact such other business as may properly, in accordance with the Company’s bylaws, come before the Annual Meeting or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and mailing your proxy card in the enclosed envelope.

Who may attend the Annual Meeting:

The Board of Directors has fixed the close of business on March 1, 2010, as the record date for the Annual Meeting. Only stockholders as of the record date are entitled to notice of, vote at and attend the Annual Meeting.

Conduct of the Meeting:

For security reasons personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting. Please leave them at home or lock them in your car.

The Company has established an agenda for the meeting. At the conclusion of the presentations by the Chairman and the CEO there will be a question and answer period. Please hold all questions and comments until the moderator asks for stockholder questions.

Directions to the Annual Meeting:

For a map and directions to the Annual Meeting, please refer to the back page of this Proxy Statement.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 16, 2010

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on March 16, 2010.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2010 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Time on Thursday, April 29, 2010. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 29, 2010: Our proxy statement and the Company’s 2009 Annual Report are available at: www.tellabs.com/investors.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on March 1, 2010, are entitled to notice of, to vote at and to attend the Annual Meeting. At the close of business on that date, the Company had 384,388,874 shares of Common Stock outstanding.

For 10 days prior to our Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call our Investor Relations department at 630.798.3602 to schedule an appointment.

How do I vote?

Stockholders are entitled to one vote for each share held. Stockholders may revoke a proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person.

If you are a beneficial owner you must give instructions to your bank, broker or other holder of record to vote your shares. You should follow the voting instructions on the information you receive from your bank, broker or other holder of record. Without instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters, such as ratification of the Company’s independent registered auditors. Prior to 2010, the election of directors was considered a routine matter for which brokers could vote your shares. Beginning with this year’s Annual Meeting, brokers are not permitted to vote your shares in the election of directors. Therefore, it is important for you to give voting instructions to your broker for voting your shares. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the four nominees for director and FOR the ratification of the Company’s independent registered auditors. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.

What constitutes a valid quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What are the voting requirements to elect the directors and to ratify the appointment of our independent registered auditors?

Election of Directors.    A majority of the votes cast with respect to a nominee for director is required for the election of such nominee as director in an uncontested election. An uncontested election means the number of nominees for director equals the number of directors to be elected. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director, with abstentions and broker non-votes not counted as a vote “for” or “against.” The election of directors at the Annual Meeting is an uncontested election. You should note that, beginning this year, brokers are not permitted to vote shares in the election of directors without instructions from you. You should review the information from your broker on how to provide your broker voting instructions.

Our Corporate Governance Guidelines, described later in this Proxy Statement, set forth procedures we will follow if a director-nominee does not receive a majority of the votes in this uncontested election. In an uncontested election, any nominee for director who does not receive a majority of the votes cast is required to tender his or her resignation. The Nominating and Governance Committee is then required to make a recommendation to the Company’s Board with respect to whether to accept any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process and final decision.

Ratification of Appointment of Independent Registered Auditors.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to ratify the independent registered auditors. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against ratification of the independent registered auditors. Broker non-votes will have no effect on ratification of the independent registered auditors.

How do I vote if I am a Tellabs 401(k) Plan participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan. Pursuant to the Tellabs 401(k) Plan, each participant is entitled to direct the trustee of the Tellabs 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportion as the shares with respect to which instructions are received. Tellabs 401(k) Plan participants should return the proxy as provided therein. Pursuant to the Tellabs 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

What is householding and how can I request it?

The SEC has adopted rules that permit companies and other intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to Tellabs Investor Relations 1415 W. Diehl Road, Naperville, IL 60563 or contact Tellabs at 630.798.8800. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Company’s 2009 Annual Report accompanies this Proxy Statement. More information about the Company, including electronic copies of the Company’s 2009 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investor.

Proposal for Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2010 Annual Meeting, the terms of the Class III directors will expire.

The Nominating and Governance Committee conducts an annual review of the Board, each Board Committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. Each committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

In accordance with the Tellabs Corporate Governance Guidelines, the Nominating and Governance Committee of the Tellabs Board of Directors reviews the performance and qualifications of the members of the Board. Each director’s experience is evaluated on whether he or she has some, moderate or extensive expertise as detailed in a matrix containing three main categories. These categories are “Business Experience and Expertise”; “Industry & Technology Experience” and “Related Experience”. The Business Experience category includes subcategories related to the skills needed to run a business ranging from profit and loss responsibility to corporate communication. The Industry & Technology Experience category focuses on technical knowledge and customer perspective. The Related Experience category includes other business, civic and philanthropic experiences. The Board utilizes these categories to ensure that the Board composition is diverse in that a broad spectrum of relevant experience is represented. There are subcategories in each of these categories, so each Board member and potential candidate is evaluated based on 21 different criteria. All nominees and current directors have extensive experience in business management and profit and loss responsibility as well as strategic planning and perspective. Several directors have extensive experience in optical technology, wireless networks, network architectures, telecom customers or broadband/access networks. A number of the directors have international experience. Additional information on each individual director or nominee, including: age, current employment, public company directorships for the past five years, and the year such person joined the Tellabs Board is contained later in this section.

For your consideration and election, the Board has nominated the following four individuals as Class III directors: Michael J. Birck, Linda Wells Kahangi, Robert W. Pullen and Vincent H. Tobkin. Mr. Tobkin is being nominated in place of Fred A. Krehbiel, who is retiring as director effective at the Annual Meeting.

The Board nominated Mr. Tobkin based on the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee uses a prescribed methodology for targeting potential director candidates. Specifically, the Nominating and Governance Committee develops a matrix of the skill sets of each then-serving Board member and compares those skills with the Company’s strategic needs. The goal of this process is to identify particular skills or experiences that would benefit the Board and the Company, in addition to the minimum standard of being a qualified and distinguished individual. The Nominating and Governance Committee asked Board members to identify various potential Board candidates who possessed attributes identified in the experience matrix and complementary to the skills and experience of the existing Board members. In evaluating Board candidates, the Nominating and Governance Committee considers factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge. The Nominating and Governance Committee also retained a third party search firm to propose other candidates for consideration, review the candidates and assist in the interview, evaluation and selection process. Mr. Tobkin was identified by Mr. Pullen and was selected from a number of candidates after interviews and evaluations by the members of the Nominating and Governance Committee and a candidate review sub-committee of the Board, which did not include Mr. Pullen.

If elected, the nominees for Class III directors will serve a term that expires at the Company’s 2013 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. All Class I and Class II directors plan to continue in office for the remainder of their terms.

The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute candidate nominated by the Nominating and Governance Committee of the Board and approved for nomination by the Board.

THE BOARD RECOMMENDS A VOTE FOR MICHAEL J. BIRCK, LINDA WELLS KAHANGI, ROBERT W. PULLEN AND VINCENT H. TOBKIN AS CLASS III DIRECTORS TO HOLD OFFICE UNTIL THE 2013 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

The names of the nominees and the current Class I and Class II directors, along with their principal occupation, directorships held with other public companies during the last five years, their ages, year first elected to the Board and other pertinent information are set forth below.

Class III Nominees for Director Whose Terms Will Expire in 2013 if Elected

Michael J. Birck, 72, chairman and co-founder of Tellabs. Chairman since 2000, chief executive officer 2002-2004, chief executive officer and president 1975-2000. Director, Molex Incorporated. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs director since 1975.

As the co-founder and former CEO of Tellabs, Mr. Birck brings unparalleled knowledge of Tellabs’ business and technology. He has significant experience in the communications industry and has received a number of awards for innovation and entrepreneurship. Mr. Birck also has extensive public company director experience. In addition to his current directorships, his recent public company director experience includes Illinois Tool Works, Inc. from 1996 through 2008.

Linda Wells Kahangi, 46, executive director of Alpha Phi International Fraternity since 2009, president of New Edge Networks, an EarthLink subsidiary, 2007-2008, executive vice president of small-to-medium business at EarthLink, 2005-2008; executive vice president of operations at EarthLink, 2000-2005; vice president of engineering at MindSpring 1999-2000. Various management positions at Net.com 1996-1999; Sybase 1994-1996; Amdahl 1992-1994; GTE 1987-1992. M.B.A., St. Mary’s College; B.S., Iowa State University. Tellabs director since 2006.

Ms. Kahangi contributes expertise from the perspective of a service provider and an equipment supplier as the former president of a competitive local exchange carrier as well as experience in the operations of an innovative internet service provider. She has more than 20 years of high-tech industry experience, including various management positions at both public and private companies including Netcom, Sybase, GTE, Amdahl and the U.S. Government.

Robert W. Pullen, 47, president and chief executive officer since 2008. Vice president and general manager of global services 2005-2008; senior vice president of North American sales 2002-2005; various management, engineering and sales positions at Tellabs
1985-2002. Chairman emeritus, executive board of Telecommunications Industry Association (TIA). M.B.A., Northwestern University; B.S., University of Illinois. Tellabs director since 2008.

As the CEO of Tellabs, Mr. Pullen has been instrumental in spearheading and articulating Tellabs strategy. He brings a deep understanding of the market and the Company due to his various positions within Tellabs as well as his participation with TIA. He is a seasoned industry expert with more than 25 years of experience at Tellabs in a broad variety of roles including research and development, sales and services.

Vincent H. Tobkin, 58, is a senior advisor, a retired director and global telecom/technology practice leader of Bain & Company. Previously, he was a general partner and a founder of Sierra Ventures, a startup-oriented venture capital firm, and partner and consultant with McKinsey and Company. J.D. and M.B.A., Harvard University; S.B. and S.M., Massachusetts Institute of Technology.

Mr. Tobkin brings a vast knowledge of the telecommunications industry and business practices which will assist the Board and management to focus on executing our strategy. He has public company board experience and has advised public companies and their executives throughout most of his career.

Class I Directors Continuing in Office Until 2011

Frank Ianna, 60, chief executive officer of Attila Technologies LLC since 2007. President of AT&T Network Services 1998-2003; various executive and senior management positions at AT&T 1990-1998; various management and staff positions at AT&T 1972-1998. Director, Clearwire Corporation and Sprint Nextel. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.

Mr. Ianna is currently CEO of a firm providing innovative solutions to communications providers and brings expertise in the area of communications technology as well as many years of experience as an executive to one of the largest telecom providers in the U.S. He served at AT&T for more than 30 years, beginning as a member of the technical staff at Bell Telephone Laboratories. Mr. Ianna also has extensive experience as a public company director.

Stephanie Pace Marshall, Ph.D., 64, retired. Founding president and president emerita of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.

Dr. Marshall contributes significant experience in building a successful organization, and innovative thinking with regards to leadership, training and the importance of innovating with math and science. She has extensive private board experience and has served in leadership and management positions throughout her career.

William F. Souders, 81, retired. Chairman and chief executive officer of Emery Air Freight Corporation 1988-1989. Executive vice president and director at Xerox Corporation 1974-1986. B.A., Lake Forest College. Tellabs director since 1990.

Mr. Souders brings a wealth of experience in management, operations, distribution and quality management from his work at Emery and Xerox, as well as a deep familiarity with Tellabs due to his many years of service on the Tellabs Board. He has served as a senior executive for public companies.

Class II Directors Continuing in Office Until 2012

Bo Hedfors, 66, retired. President of Hedfone Consulting, Inc. (telecom and Internet consulting) 2002-2009. President of Motorola Networks 1998-2002. President and chief executive officer of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.

Mr. Hedfors brings an international viewpoint to the Board as well as previous executive experience with other large public communications equipment suppliers. He has served on several public and private boards during his career and he is currently the chairman of the board of Kineto Wireless, Inc. In addition to his current directorship, his recent public company director experience includes Openwave Systems, Inc. from 2002 through 2008 and Switchcore AB from 2002 through 2007.

Michael E. Lavin, 64, retired. Midwest area managing partner KPMG LLP 1993-2002. Partner 1977-2002. Director, Integrys Energy Group, Inc. B.B.A., University of Wisconsin. Tellabs director since 2003.

Mr. Lavin’s background in finance and accounting, and his experience as a senior executive of a global professional services firm, make him a valuable source of information regarding business management, profit and loss responsibility, financial reporting and audit processes. He has also served on several public and private boards and advised and counseled numerous private and public companies and their management throughout his career. In addition to his current directorships, his recent public company director experience includes SPSS, Inc. from 2005 until its acquisition in 2009.

Jan H. Suwinski, 68, professor of Business and Operations, Cornell University, Johnson Graduate School of Management since 1996. Chairman, Siecor Corporation, 1992-1996. Executive vice president of OptoElectronics Group, Corning Incorporated 1990-1996. Director, Thor Industries, Inc. and ACI Worldwide, Inc. M.B.A. and B.M.E., Cornell University. Tellabs director since 1997.

Mr. Suwinski has experience running technology-based businesses as a senior executive at public companies. He provides expertise in business strategy, strategic alliances, global business and telecom technology. He has also served as a director of several public and private companies over the past 18 years. In addition to his current directorships, his recent public company director experience includes Ohio Casualty Corporation from 2002 through 2007.

Retiring Director

Fred A. Krehbiel, 68, co-chairman of Molex Incorporated since 1999. Co-chairman and chief executive officer 2004-2005; chairman of the board and chief executive officer 1993-1999; vice chairman and chief executive officer 1988-1993. Director, DeVry, Inc. from 1996-2008, B.A., Lake Forest College. Tellabs director since 1985.

Mr. Krehbiel started Molex’s international operations and today Molex has 41 manufacturing locations in 17 countries. In addition to his current directorships, his recent public company director experience includes W. W. Grainger, Inc. from 2001 through 2005. Mr. Krehbiel is retiring from the Board after 25 years of service as a Tellabs director.

Corporate Governance

Corporate Governance Guidelines

As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of these guidelines is to document the role of the Board, its composition, leadership, operations and committees. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial and other controls. The Board’s responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans, strategies and tactics. In addition, the Board selects the Company’s CEO and delegates to the CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

Board Leadership Structure

When Mr. Birck originally stepped down as CEO and President in 2000, the Company separated the position of Chairman from the CEO position. Because Mr. Birck continues to serve as an executive officer in his role as Chairman, the Board has established a lead director position that rotates among the independent directors who serve as chairs of the Board committees. The Company believes that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

In addition, the Nominating and Governance Committee, which is comprised entirely of independent directors, holds significant governance responsibilities. Key responsibilities of the Nominating and Governance Committee include:

•

Maintaining oversight to ensure that adequate structure and accountability processes are in place by the Board in the key areas of strategic planning, financial control, conflict of interest, succession planning, director compensation and compliance.

•	Reviewing and evaluating, at least annually, the collective performance of the Board, the Chairman and each Board committee.

•

Reviewing the knowledge, skills, experience and diversity of the Board, and based on the results: (i) define the skills, experience and diversity to be maintained or added; and/or (ii) set appropriate qualifications for Board candidates.

•	Reviewing the impact to the Company in the event a director experiences a job change or is offered a new director position at a private company in a related business or any public company.

•

Reviewing and nominating current and potential Board candidates based on the Board’s criteria for eligibility and necessary qualifications including in particular, Board candidates for a term extending beyond their 72nd birthday.

The Board, lead director (on behalf of the independent directors) and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board, lead director and each Committee as each believes useful or necessary. The Compensation Committee uses the services of an independent compensation consultant, Pearl Meyer & Partners, as an outside advisor (the Compensation Consultant).

Director Training

The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each Board member is required to participate in educational programs (both internal and external) as deemed appropriate by the Board member. The Nominating and Governance Committee monitors each Board member’s educational activities.

Director Independence

Each of the Company’s directors, other than Messrs. Birck and Pullen, qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings Held in 2009 and Attendance

During 2009, 7 meetings of the Board, 11 meetings of the Audit and Ethics Committee, 7 meetings of the Compensation Committee and 3 meetings of the Nominating and Governance Committee were held. Each director attended at least 75% of the total number of Board and committee meetings of the committees on which such director served during 2009. All of the directors who were then serving attended the 2009 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting of Stockholders unless extraordinary circumstances prevent him or her from doing so.

Independent Director Executive Sessions

Following the regular Board meetings, the independent directors conduct separate meetings without Messrs. Birck and Pullen. These sessions are conducted by the lead director.

Risk Oversight

Risk oversight is an important function of our Board. Our Board oversees the enterprise-wide approach to risk management that our management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize our overall risk profile and enhance stockholder value. The Board recognizes that a fundamental part of risk oversight is not only understanding the risks the Company faces and what steps the management team is taking to manage those risks, but also determining with management the level of risk appropriate for our business. The involvement of our Board in setting our business strategy is a key part of setting an appropriate level of risk for our business.

While our Board has overall responsibility for risk oversight, the Board has delegated to our Audit and Ethics Committee, which has specific responsibility for risk oversight related to financial reporting, the primary role of assisting the Board in ensuring the Company has an appropriate overall risk oversight process.

The Company has implemented an enterprise risk management (ERM) program. The initial ERM assessment of the Company was performed three years ago. The ERM assessment is refreshed annually, updated continuously and reviewed quarterly with the Audit and Ethics Committee.

The Company’s ERM process includes:

•

Brainstorming sessions with the direct reports of our eight executive vice presidents focusing on risks specifically identified for that business unit and function as well as risks impacting the company as a whole;

•	Consideration of annual risk assessments performed by internal and independent registered auditors in conjunction with their audit planning;

•	Consideration of risks delineated in the Company’s periodic filings;

•	Compilation, consolidation and prioritization of risks;

•	Identification of current procedures and planned actions that mitigate major risks;

•	Assessment of residual risk;

•	Alignment of major risks with Company strategy;

•	Review and testing by the internal audit function; and

•	Regular updates with executive vice presidents and CEO.

Additionally, on an annual basis, our management team will provide the Board with a report on the enterprise-wide risk management process and the status of management’s efforts to mitigate identified risks.

Company Strategy

The Company established a program management office (PMO) which formalized an annual process for reviewing and updating the Company’s long term planning, business framework and strategy. The PMO coordinates the planning calendar, alerts the business owners to their tasks and deadlines and tracks and reports progress on each strategic initiative. The outputs of this annual process, including the Company strategy and business framework are presented to the Board and refreshed, as necessary, during the year. The annual planning process provides the Board an opportunity to interact extensively with the Company’s senior leadership team and assists the Board in its succession planning responsibilities. Throughout the year, significant corporate strategy decisions are brought to the Board for review, discussion and direction.

Compensation Committee Interlocks and Insider Participation

During 2009, the following Board members served on the Company’s Compensation Committee: Bo Hedfors, Michael E. Lavin (both added at the 2009 Annual Meeting), Stephanie Pace Marshall, William F. Souders and Jan H. Suwinski. Frank Ianna served on the Compensation Committee until the 2009 Annual Meeting. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board, which is composed entirely of non-employee, independent members of the Board. Although Messrs. Birck and Pullen made recommendations to the Compensation Committee with regard to the compensation of the other executive officers, including the named executive officers (NEOs), they did not participate in the Compensation Committee’s deliberations with respect to their own compensation.

Committees of the Board

The Board has a standing Audit and Ethics Committee, Compensation Committee and Nominating and Governance Committee. The current members of the committees are identified below in the table. After the Annual Meeting the following committee assignments are expected to change: Mr. Ianna will join the Audit and Ethics Committee, Mr. Krehbiel will retire and, if elected, Mr. Tobkin will join the Nominating and Governance Committee.

Director	Audit and Ethics Committee	Compensation Committee	Nominating and Governance Committee
Bo Hedfors		✓	✓
Frank Ianna			✓
Linda Wells Kahangi	✓		✓
Fred A. Krehbiel			✓
Michael E. Lavin	Chair	✓
Stephanie Pace Marshall		✓	Chair
William F. Souders	✓	Chair
Jan H. Suwinski	✓	✓

Audit and Ethics Committee

The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosure, internal controls and audit functions. The Audit and Ethics Committee is directly responsible for reappointment, retention, compensation and oversight of the work of the Company’s independent registered auditors. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy, a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Tellabs Integrity Policy, as well as the Audit and Ethics Committee’s current charter, is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.

The Board has determined that each member of the Audit and Ethics Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Ms. Kahangi and Messrs. Lavin and Souders meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the financial expert designation is a disclosure requirement of the SEC, and does not impose on Ms. Kahangi or Messrs. Lavin and Souders any duties, obligations or liabilities that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Audit and Ethics Committee’s report is included later in this Proxy Statement.

Compensation Committee

The Compensation Committee has responsibility for reviewing performance, executive succession planning and determining compensation for the executive officers of the Company and for administering the Company’s equity-based compensation plans. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included in the Compensation Discussion and Analysis section of this Proxy Statement. A copy of the Compensation Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.

As mentioned previously, the Compensation Committee uses the services of the Compensation Consultant. The Compensation Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive compensation and with other compensation decisions. While the Compensation Consultant reports directly to the Compensation Committee, there is interaction between the Compensation Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee.

Compensation Committee meetings are held once per quarter. Teleconferences and ad-hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as-needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad-hoc sub-committees as it deems necessary or advisable.

At the request of the Compensation Committee, the Vice President, Human Resources, and the Director, Global Compensation and Benefits, develop recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Compensation Consultant. Management team members do not provide input on their own compensation. Generally, the Vice President, Human Resources, and the Director, Global Compensation and Benefits, attend Compensation Committee meetings to present the management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance of and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the executive succession planning process and the overall compensation philosophy.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for: evaluating Board composition, performance and compensation, soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders, making recommendations regarding corporate governance matters and practices and providing oversight of the Board’s operational structure and accountability. The Nominating and Governance Committee also conducts an annual review of the Board, each Board committee and the Chairman based on input received from the Board and members of the Company’s management. Each committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with the Nominating and Governance Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication and other information as required by the Company’s bylaws. In evaluating director candidates, the Nominating and Governance Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge.

Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board on compensation of the independent directors. The Nominating and Governance Committee has adopted the practice of reviewing such compensation for adjustment every two years. During 2009 the Compensation Consultant’s recommendations on cash compensation and equity were adopted and implemented. The compensation is intended to approximately target the 50th percentile of the market, however, even with the adjustments made for 2009, the total compensation for the Company’s independent directors was below the 50th percentile.

Compensation

In 2009, each independent director earned an annual retainer of $50,000. The Audit and Ethics Committee member retainer was $10,000, the Compensation Committee member retainer was $8,000, and the Nominating and Governance Committee member retainer was $6,000. The chair of the Audit and Ethics Committee earned an annual retainer of $12,000. The chair of the Compensation Committee earned an annual retainer of $8,000. The chair of the Nominating and Governance Committee earned an annual retainer of $6,000. No other retainers for committee members were earned during 2009. All retainers are paid in arrears for service rendered the previous year. In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and committee meetings and the Company’s Annual Meeting.

In 2009, each independent director received approximately $30,000 in stock options and approximately $60,000 in RSUs calculated based on the closing price of the stock on the date of grant. All independent director equity grants are made annually on the last trading day of April and fully vest one year from the date of the grant.

If a director ceases to be a director of the Company for any reason other than death or disability, options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the Incentive Compensation Plan are not transferable.

Director Stock Ownership Guidelines

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent directors. In October 2005, the Nominating and Governance Committee adopted guidelines that require each independent director to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s election to the Board if initially elected after October 2005. As of year-end 2009, each director is on target to meet the ownership guidelines within the applicable five-year compliance window.

Director Compensation Table for 2009

The following table summarizes the total compensation earned by each member of the Company’s Board for service as a director during the fiscal year ended January 1, 2010. All equity awards were made under the Company’s stockholder approved plans. Since Messrs. Birck and Pullen were compensated as officers of the Company, they were not entitled to additional compensation as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Michael J. Birck(2)	–	–	–	–
Bo Hedfors(3)	$61,334	$59,998	$30,000	$151,332
Frank Ianna(4)	$57,167	$59,998	$30,000	$147,165
Linda Wells Kahangi(5)	$66,500	$59,998	$30,000	$156,498
Fred A. Krehbiel(6)	$56,000	$59,998	$30,000	$145,998
Michael E. Lavin(7)	$79,834	$59,998	$30,000	$169,832
Stephanie Pace Marshall(8)	$70,500	$59,998	$30,000	$160,498
Robert W. Pullen(9)	–	–	–	–
William F. Souders(10)	$77,000	$59,998	$30,000	$166,998
Jan H. Suwinski(11)	$69,000	$59,998	$30,000	$158,998

(1)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2009 audited financial statements on pages 49 through 51 of the Company’s 2009 Annual Report which accompanies this Proxy Statement.

(2)	Mr. Birck also serves as the Company’s Chairman, which is an executive officer position. In 2009, Mr. Birck received a salary of $520,000 as compensation for serving as Chairman and a bonus of $140,000. He did not receive equity awards in 2009. He is also entitled to other benefits that are available to the general employee population. Since Mr. Birck is paid as an employee of the Company, he does not receive compensation as a director.

(3)	At fiscal year-end 2009, Mr. Hedfors had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

(4)	At fiscal year-end 2009, Mr. Ianna had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

(5)	At fiscal year-end 2009, Ms. Kahangi had 49,421 stock options outstanding and 11,450 RSU awards outstanding.

(6)	At fiscal year-end 2009, Mr. Krehbiel had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

(7)	At fiscal year-end 2009, Mr. Lavin had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

(8)	At fiscal year-end 2009, Dr. Marshall had 54,421 stock options outstanding and 11,450 RSU awards outstanding.

(9)	Mr. Pullen is the Company’s President and CEO. Mr. Pullen’s compensation is reflected in the Summary Compensation Table below. Since Mr. Pullen is paid as an employee of the Company, he does not receive compensation as a director.

(10)	At fiscal year-end 2009, Mr. Souders had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

(11)	At fiscal year-end 2009, Mr. Suwinski had 79,421 stock options outstanding and 11,450 RSU awards outstanding.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section contains information about the compensation programs and policies for executive officers of the Company. We have also presented a series of tables and narrative information about the compensation earned and paid in 2009 to the following individuals, who are our NEOs:

•	Robert W. Pullen, President and Chief Executive Officer

•	Timothy J. Wiggins, Executive Vice President and Chief Financial Officer

•	Vikram R. Saksena, Executive Vice President and Chief Technology Officer

•	Daniel P. Kelly, Executive Vice President, Product Development

•	James M. Sheehan, Executive Vice President, Chief Administrative Officer and General Counsel

The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs based on the Company’s performance. It also provides context for understanding the detailed information provided in the tables and narrative information contained in this Proxy Statement.

Objectives and Design

Our executive compensation philosophy links rewards with (a) financial performance of the Company, (b) achievement of strategic corporate objectives, (c) individual performance and (d) total returns to stockholders. It is our belief that this linkage aligns executive compensation with stockholder interests over the long term.

Specific objectives of our executive compensation program include:

•	Reinforcing the Company’s annual and long-term goals and objectives by tying cash and equity incentives to achievement of these goals and objectives;

•	Providing our executives with opportunities to earn incentive compensation that is competitive with our peers; and

•	Attracting and retaining executives over time to ensure stability of the management team.

To support these objectives, we designed a compensation program for 2009 that:

•

Was benchmarked to the external marketplace in which we compete for talent. We have compared our executive pay and pay structure to that of firms that are similar in terms of size and industry to the Company as well as considering compensation of the general market;

•

Was calibrated to deliver pay commensurate with performance. The programs were structured to provide market competitive pay for target performance, less than competitive pay for less than target performance and superior pay for superior performance;

•	Allocated a significantly lower percentage of total compensation to “fixed pay” (base salary) than “variable pay” (bonuses and equity incentives);

•

Allocated a significant portion of total compensation to long-term equity incentives with multiple-year vesting requirements (in 2009 these long-term equity incentives included a combination of stock options, RSUs and performance-based stock units [PSUs]); and

•	Considered the total compensation package in comparison with other Tellabs executive officers for internal consistency.

Company Performance

Despite a challenging economy, Tellabs improved profitability and positioned the Company to grow in our target markets, including the mobile internet. We reduced expenses, increased profit margins, expanded sales of growth products and generated cash from operations. Because of the challenging economy and the Company’s efforts to control fixed costs, none of the executives, including the NEOs received a base salary increase for 2009. However, as a result of our significant progress towards achieving our strategic goals in 2009, our NEOs were awarded an annual bonus and will earn PSUs.

Benchmarking

The Compensation Committee, which is responsible for oversight of the company’s compensation program, considers external competitiveness in establishing compensation opportunities for our NEOs. The Compensation Committee worked with the Compensation Consultant, an independent executive compensation consulting firm, to define the market for executive compensation benchmarking purposes. The market, as defined, consists of proxy-disclosed data from two custom peer groups (described below) combined with data from nationally recognized published survey data, adjusted for size and industry. For the NEOs, the data is weighted equally between the combined peer groups and the published survey data. The use of two peer groups recognizes the difficulty of identifying an adequate number of peers with sufficient business similarities. While the data is ultimately combined for benchmarking purposes, the data is often presented as two groups to provide the Committee with a better understanding of the market.

Communications Equipment Peer Group

This peer group included nine publicly traded firms similar to the Company in terms of industry and revenue size. The annual revenue of these firms ranges from $500 million to $5 billion. The Company’s annual revenues for 2009 of approximately $1.526 billion places the Company in the 65th percentile rank for revenue when compared with this peer group. The communications equipment peer group firms are:

• 3Com Corporation	• Harris Corporation
• ADC Telecommunications, Inc.	• JDS Uniphase Corporation
• ARRIS Group	• Juniper Networks, Inc.
• Ciena Corporation	• UTStarcom, Inc.
• CommScope, Inc.

Cross Industry Peer Group

This peer group included the nine communications equipment peer group firms plus ten firms from related high technology industries for a total of nineteen firms. The ten cross industry firms were similar to the Company in terms of revenue size. This larger peer group helps assure the Compensation Committee that the benchmarking analysis covers a sufficiently large number of companies, avoiding over-reliance on a small sample size. The annual revenue of these nineteen firms ranges from $500 million to $7.5 billion. Compared with this peer group, the Company is in the 58th percentile rank for revenue. The ten additional firms are:

• Amphenol Corporation	• Novellus Systems, Inc.
• Atmel Corporation	• Polycom, Inc.
• Broadcom Corporation	• Teradyne, Inc.
• Lam Research Corporation	• Thomas & Betts Corporation
• Molex Incorporated	• Western Digital Corporation

The Compensation Committee, with the Compensation Consultant’s assistance, referenced data from these firms in order to understand a broad industry perspective on competitive executive pay norms and trends. The Compensation Committee also compared the Company’s financial performance and aggregate equity usage with this combined set of nineteen peer companies.

Elements of Compensation

The compensation program for our executive officers relies on three primary elements: base salary, cash incentive awards and long-term equity incentives. The Company also provides standard benefits to eligible employees and certain supplemental benefits to its executive officers, including our NEOs.

Base Salary

Base salaries provide compensation for core positional responsibilities and provide executive officers a level of predictability and security with regard to one element of pay. We have designed our compensation mix such that base salaries will, in general, approximately target the 50th percentile of the market. The base salary of the CEO accounts for approximately 20% of total compensation and the base salaries of the other NEOs account for approximately 30% of total compensation (the sum of base salary, bonus and long term equity incentives) at “target” levels of performance.

Due to uncertain economic conditions and the Company’s efforts to control fixed costs, there were no base salary increases for executive officers, including the NEOs, in 2009.

For 2009, Mr. Pullen’s base salary approximated the 25th percentile of market, while other NEO salaries approximate the 50th percentile. The lag in Mr. Pullen’s base salary relative to the market median is primarily attributable to the gap between his pre-promotion base salary and the market median for the CEO position. In adjusting his salary at the time of his promotion in 2008, the Compensation Committee decided not to close the gap in a single year.

For 2010, management recommended to the Compensation Committee that no base salary increases be provided to the NEOs consistent with our continuing efforts to control fixed costs.

Cash Incentive Awards

2009 Bonus Plan

The Company’s bonus program establishes the framework for cash incentive awards, or bonuses, under our Incentive Compensation Plan for eligible employees, including the NEOs. The Company references benchmarking data to develop a bonus objective for each executive officer. This bonus objective level is determined using a percentage of salary, payable upon achievement of the specified goals. These bonus objective levels are then reviewed and approved by the Compensation Committee. For Mr. Pullen, the bonus objective for 2009 was 75% of base salary. The bonus objectives for our other NEOs were 60% of base salary. Assuming “Target” levels of the goals are met, annual bonus payments are intended to result in total cash compensation (salary and bonus) equivalent to the 50th percentile of the competitive market for each NEO. Actual bonus payments may be paid above, at or below the bonus objective, depending on performance. The total bonus is capped at 150% of an NEO’s target bonus.

At the beginning of each year, the executive team develops, reviews with the Board and publishes internally a business framework that identifies the roadmap for the given year to promote and implement the Company’s strategic goals. Individual goals are tied to the individual’s specific position and the overall company strategic goals set forth in the business framework. At the beginning of each year, employees, including the NEOs, agree on goals and targets for the fiscal year with their manager.

The Vice President of Human Resources and Director of Compensation and Benefits, with guidance from the Compensation Consultant, will initially recommend goals for the bonus plan based on the strategic financial objectives from the business framework. In the 2009 bonus program 70% of the target bonus opportunity required achievement of specific quantifiable corporate goals (the “Company Component”) and the remaining 30% was tied to individual goals (the “Individual Component”). The Company Component of the 2009 bonus program was measured against gross margin, total revenue, operating expense ratio and increase in revenue from growth products. Examples of items considered in the Individual Component include: key accountabilities, core competencies, global capabilities and organizational effectiveness.

Upon completion of the fiscal year, the CEO reviews the progress of his direct reports, including the NEOs, towards their individual goals and objectives. He makes a recommendation to the Compensation Committee regarding the Individual Component of the bonus and the overall bonus based on these reviews. The Compensation Committee has the discretion to approve or reject these recommendations and determine the resulting payout, if any. Payment of both portions of the 2009 bonus was determined by the Compensation Committee in an independent session based on an assessment of performance relative to specific corporate goals, individual performance and recommendations from the CEO and management.

2009 Company Component

For each measurement of the Company Component, Threshold, Target and Superior numbers were recommended by management and the Compensation Consultant and agreed to by the Compensation Committee. The percentage payout for each of these categories was:

	Threshold	Target	Superior
Percent Payout	60%	100%	150%

The Threshold numbers were determined based on an estimated 80% to 85% probability of achievement. The Target numbers were based on an estimated 60% to 65% probability of achievement. Superior numbers were estimated to have a 25% to 30% probability of achievement.

Tellabs made significant progress towards meeting its strategic goals in 2009 resulting in above Target gross margin and at or above Threshold on our operating expense ratio, total revenue and revenue from growth product goals. The numbers used to calculate if the goals were met all exclude the impact of the Company’s acquisition of WiChorus, Inc. For the year, the Company Component goal results were: (i) gross margin of 44.4%; (ii) total revenue of approximately $1.526 billion; (iii) operating expense ratio of 32.7% and (iv) increase in revenue from growth products of 13%. As a result, the Company Component was funded at 87.5%.

2009 Individual Component

As noted, the Company made significant progress toward its strategic goals. In evaluating each of the NEOs contribution towards the Company’s success, Mr. Pullen recommended and the Compensation Committee agreed that each NEO should be awarded part of their Individual Component. In 2009, based on the achievement of the goals set forth in such individual’s 2009 plan, the Compensation Committee funded the Individual Component of the bonus for the NEOs.

Messrs. Wiggins, Saksena, Kelly and Sheehan were awarded a portion of the Individual Component of their bonus ranging from 62.5% to 95.2%. Mr. Pullen was awarded 198.7% of his Individual Component.

NEO Bonus Information

Based on the funding of the Company Component and the Individual Component, the bonus payments awarded to the NEOs were as follows:

•	Robert W. Pullen—$543,925

•	Timothy J. Wiggins—$204,527

•	Vikram R. Saksena—$183,090

•	Daniel P. Kelly—$192,000

•	James M. Sheehan—$169,692

The resulting bonuses awarded to Messrs. Wiggins, Saksena, Kelly and Sheehan ranged from 80.0% to 89.8% of their respective target bonuses. The Compensation Committee awarded Mr. Pullen 120.9% of his total target bonus. Mr. Pullen’s Individual Component and resulting total bonus was significantly higher than the other NEO’s in recognition of his leadership throughout the year and to close a portion of the gap in his total cash compensation.

2010 Bonus Plan

The 2010 recommended bonus levels for our NEOs remain consistent with 2009 as a percentage of base salary with the exception of the CEO bonus level which will be increased to 100%. This increase in the CEO’s bonus level is to address the gap in his total cash compensation since there no salary adjustments for the NEOs are anticipated in 2010. Bonus program goals for 2010 are aligned with the 2010 business framework that has been developed by the executive team and reviewed with the Compensation Committee and the Board. As with the 2009 bonus, 70% of the incentive opportunity is based on Company financial results using the same measurements as the Company Component from 2009, gross margin, total revenue, operating expense ratio and increase in revenue from growth products. The other 30% is based on individual contribution to the attainment of strategic objectives. Strategic objectives include without limitation: winning new business with top global communications providers, productivity improvements, meeting roadmap deliverables for products and increasing employee engagement. Consistent with the 2009 bonus plan, the Compensation Committee has discretion and final authority over the size of any payout. In light of the challenging conditions in the overall U.S. and international markets generally and the telecommunications industry specifically, it is extremely difficult to predict the Company’s ability to achieve the Company’s strategic objectives. However, the Compensation Committee believes target or plan levels of performance to be attainable and that above-target, or superior, performance requires a greater amount of stretch in performance.

Long-Term Equity Incentives

2009 Equity Incentives

Long-term equity incentive awards are made under our Incentive Compensation Plan. Our executive compensation program is designed to align executives’ interests with those of stockholders, and is intended to provide strong incentives to achieve sustained stock performance. The use of multiple-year vesting and performance periods under the long-term equity incentive awards also serve as a retention element. Our mix of long-term incentive vehicles may vary from year to year based on considerations of desired performance focus, retention needs and the balance of unvested equity held by our executives. In March 2009, we made grants of PSUs. In May 2009, we awarded grants of stock options and RSUs. The mix of equity incentives was generally 20% options, 40% RSUs and 40% PSUs. Specific grants are included in the Grants of Plan-Based Awards for 2009 table.

The grant values of long-term equity incentive awards delivered to our NEOs in 2009 are somewhat above the grant values delivered in 2008. The Committee took a conservative approach in 2008 and made grants with values lower than the median market benchmark. In 2009, the Committee increased the long-term incentive grant values to each NEO to try to close the gap against the targeted positioning of the median market benchmark. As a result, the total direct compensation opportunity for 2009 (base salary, target bonus and target equity incentives) approached the 50th percentile for all NEOs except for the CEO.

The Compensation Committee oversees the equity awards for the Company, including the NEOs. In addition to considering the total compensation of the NEOs the Compensation Committee evaluates dilution, overhang, and shares available for grant and benchmark information and retentive value. The equity program is designed to retain employees and incent performance which should improve stockholder value.

PSUs granted in 2009 entitled the recipients to receive shares of the Company’s common stock commencing in March 2010, contingent on the achievement of Company operating earnings targets for the 2009 fiscal year that were set in March 2009, as detailed below. Operating earnings was selected as the measurement since such measure is a strong contributor to total stockholder return. Due to achievement of the operating earnings targets and subject to continued employment, one-third of the shares earned, will be issued in annual installments in March 2010, March 2011 and March 2012. This combination of performance hurdles and staggered payouts was intended to both motivate and reward recipients for superior financial results and provide additional incentive for them to remain with the Company and achieve sustained performance through the payout period. The graph below details the operating earnings goals and correlating PSU payout rate.

Because 2009 operating earnings were $154 million (excluding the impact of the Company’s acquisition of WiChorus, Inc.) 165% of PSUs were earned and 1.65 share for each PSU of the granted award will be paid out, subject to continued employment.

2010 Equity Incentives

For 2010, the Compensation Committee has determined to maintain a program consisting of stock options, RSUs and PSUs. We anticipate that the value of the equity awards in 2010 will be less than the awards granted in 2009. The 2010 PSUs will be awarded based on achievement of operating earnings and four strategic goals. In light of the challenging conditions in the overall U.S. and international markets generally and the telecommunications industry specifically, it is extremely difficult to predict the Company’s ability to achieve the operating earnings and four strategic goals. However, the Compensation Committee believes target levels of performance to be attainable and that above-target, or superior, performance requires a greater amount of stretch in performance.

Retirement Benefits

The Company does not maintain a defined benefit pension plan. The Company provides a qualified retirement savings plan, the Company’s 401(k) plan (401(k) Plan), with a Company match of up to 4% of a participant’s salary to all eligible participants, including our NEOs. In addition, a discretionary retirement contribution for all participants, including the NEOs, may also be approved by the Compensation Committee during their annual review of the 401(k) Plan. For 2009, a discretionary contribution equal to 2% of a participant’s salary was approved for all participants in the 401(k) Plan.

The Company maintains a nonqualified deferred income plan (Deferred Income Plan) for employees at or above senior manager level, including our NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. Eligible employees may defer up to 75% of annual salary, 100% of bonus and a smaller subset of executives may defer 100% of RSUs. Employees select investments in the Deferred Income Plan from tracking funds that are a subset of the funds offered in the 401(k) Plan. Amounts deferred fully vest and are payable following termination of employment in accordance with a NEO’s election, subject to a six-month distribution delay in accordance with Internal Revenue Code (“IRC”) section 409A, if applicable. The Company makes a catch-up contribution to the Deferred Income Plan for those NEOs who contribute to the 401(k) Plan.

Under a previous deferred income plan, participants did not select investments but instead were entitled to a fixed percentage return. In 2001, the Company changed the plan structure and this fixed percentage return fund was converted to a separate fund for those with existing balances but was closed to new deferrals. At the end of December 2007, this plan was transitioned to a new IRC Section 409A compliant plan and the separate fixed-interest fund was discontinued. Messrs. Pullen, Kelly and Sheehan participated in this fund (as noted in the Summary Compensation Table below).

We believe that these retirement plans and programs assist the Company in attracting and retaining qualified executives.

Perquisites

The Company generally provides only limited perquisites consisting primarily of premium payments on executive whole life insurance policies and the reimbursement of costs of a semi-annual physical examination. The Company also may reimburse relocation costs for newly retained or relocated NEOs. The Compensation Committee does not believe the limited scope of perquisites available to our executive officers puts the Company at a competitive disadvantage in attracting and retaining executives.

Other Benefits

All eligible employees, including NEOs, may participate in general benefit programs, including health insurance (medical, dental, vision), long-term disability, accidental death and dismemberment insurance and Company-provided term life insurance. Executives, including the NEOs, are also entitled to tax gross-ups on executive life insurance premiums.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

In 2005, the Company implemented an Executive Continuity and Protection Program to assist the Company in attracting and retaining well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The NEOs are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of the NEOs otherwise has an employment agreement with the Company.

For a detailed discussion relating to our Executive Continuity and Protection Program, please see the section below entitled Potential Payments Upon Termination or Change in Control.

Executive Stock Ownership Guidelines

The Company has stock ownership guidelines that apply to the executive officers, including our NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.

In July 2005, the Compensation Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her salary and the other executive officers, including our NEOs, to own the lesser of 50,000 shares or three times the respective officer’s individual salary. Each of our executive officers is required to attain this ownership level by the later of (a) July 2010, or (b) the fifth anniversary of the date he or she is appointed as an executive officer.

If an executive fails to comply with the guidelines, the Compensation Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.

Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the 401(k) Plan and Deferred Income Plan, and stock acquired under the Company’s employee stock purchase plan prior to its suspension are counted toward fulfilling the ownership guidelines. Outstanding stock options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.

The Compensation Committee reviews guidelines compliance annually and as of fiscal year-end 2009, each of our NEOs is on target to meet the ownership guidelines within the applicable five-year compliance window.

Policy Regarding Accounting Treatment and Tax Deductibility

The Compensation Committee believes that the approved compensation arrangements for its executive officers will generally not exceed the $1 million deductibility limitation imposed by the provisions of IRC Section 162(m). The Compensation Committee may approve compensation arrangements that exceed the deductible amount permitted under IRC Section 162(m). None of the NEOs exceeded the IRC Section

162(m) cap in 2009.

The Compensation Committee will continue to evaluate the impact of IRC Section 162(m) and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited.

We have structured our executive compensation programs and policies with the intention that they comply with Section 409A of the Code, which imposes additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play a role in the design of our executive compensation programs and policies. ASC 718 requires us to expense the cost of stock-based compensation awards. We consider the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact and motivational impact when selecting long-term equity incentive instruments.

Compensation Consultant

The Compensation Committee has used an independent Compensation Consultant to assist the Compensation Committee in developing and implementing our executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. For purposes of the 2009 compensation of our executive officers, the Compensation Committee engaged the independent Compensation Consultant Pearl Meyer & Partners (PM&P). As part of its overall compensation assessment, PM&P uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with us for executive and other managerial talent or share important characteristics with us (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). A more detailed discussion of the Compensation Committee’s use of the Compensation Consultant is contained in the section above entitled Committees of the Board—Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

March 16, 2010

William F. Souders (Chair)

Bo Hedfors

Michael E. Lavin

Stephanie Pace Marshall, Ph.D.

Jan H. Suwinski

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each NEO for the last three fiscal years. Our Compensation Committee considers a number of factors, including equity and non-equity based compensation, to assess, determine and set total compensation for each of the NEOs (see the discussion in the section above entitled Compensation Discussion and Analysis). All equity awards were made under the Company’s stockholder approved plans.

The Company uses a number of factors and benchmarks to determine each element of compensation. These elements are then considered in the aggregate in an effort to balance market factors, individual performance, and Company needs and performance. The Company targets a specific ratio of fixed compensation and variable pay when evaluating and awarding total compensation. For additional information see the section above entitled Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation	Total

Robert W. Pullen(4)	2009	$600,000	$543,925	$1,202,857	$194,948	–	–	$58,534	$2,600,264
CEO & President	2008	$574,066	$200,000	$1,647,996	$180,264	–	–	$45,682	$2,648,008
	2007	–	–	–	–	–	–	–	–

Timothy J. Wiggins(5)	2009	$379,808	$204,527	$ 653,700	$121,843	–	–	$44,136	$1,404,014
EVP & CFO	2008	$383,741	$ 90,000	$ 540,000	$112,665	–	–	$35,823	$1,162,229
	2007	$365,200	–	$1,059,700	–	–	–	$44,413	$1,469,313

Vikram R. Saksena(6)	2009	$340,000	$183,090	$ 802,500	$425,610	–	–	$33,493	$1,784,693
EVP & CTO	2008	–	–	–	–	–	–	–	–
	2007	–	–	–	–	–	–	–	–

Daniel P. Kelly(7)	2009	$400,000	$192,000	$ 522,960	$ 97,474	–	–	$41,528	$1,253,962
EVP Product Development	2008	$397,846	$100,000	$ 432,000	$ 90,132	–	–	$31,096	$1,051,074
	2007	$306,212	–	$ 833,360	–	–	$14,531	$29,747	$1,183,850

James M. Sheehan(8)	2009	$315,120	$169,692	$ 457,590	$ 85,290	–	–	$31,464	$1,059,156
EVP, CAO & General Counsel	2008	$318,383	$ 70,000	$ 378,000	$ 78,866	–	–	$22,208	$ 867,457
	2007	$303,000	–	$ 714,750	–	–	$14,973	$31,547	$1,064,270

(1)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. The values for awards from prior years were restated to reflect fair value on the grant date. The fair value for PSU awards was calculated using the assumption that the target number for the goal was met resulting in a payout 1.0x share for the awards. As noted in the Compensation Discussion and Analysis section, the target was exceeded and 1.65x shares will be paid out. A discussion of the assumptions used in calculation of these values may be found in Note 10 to our 2009 audited financial statements on pages 49 through 51 of the Company’s 2009 Annual Report which accompanies this Proxy Statement.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 10 to our 2009 audited financial statements on pages 49 through 51 of the Company’s 2009 Annual Report which accompanies this Proxy Statement.

(3)	The numbers in this column reflect above–market interest under the fixed interest fund in the prior deferred income plan which was discontinued December 31, 2007. The above–market interest was calculated as excess of the amount paid under the fixed interest fund over 120% of the long–term applicable federal rate compounded monthly averaged for all months during the applicable year.

(4)	For Mr. Pullen: (a) the All Other Compensation column for 2009 includes (i) $26,285 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company discretionary contributions to his 401(k) Plan account; (iii) $12,878 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits; (b) Base Salary for 2008 includes $17,861 earned under the Company’s sales incentive plan prior to his promotion and (c) the All Other Compensation column for 2008 includes (i) $18,879 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $10,429 for premiums paid for life and disability insurance; and (iv) $2,574 paid as reimbursement for taxes paid on certain life insurance benefits. Mr. Pullen became the CEO in March of 2008.

(5)	For Mr. Wiggins: (a) the All Other Compensation column for 2009 includes (i) $14,311 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company discretionary contributions to his 401(k) Plan account; (iii) $11,157 for premiums paid for life and disability insurance; and (iv) $3,968 paid as reimbursement for taxes paid on certain life insurance benefits; (b) the All Other Compensation column for 2008 includes (i) $8,753 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $10,621 for premiums paid for life and disability insurance; and (iv) $2,649 paid as reimbursement for taxes paid on certain life insurance benefits; (c) the All Other Compensation column for 2007 includes (i) $14,269 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $12,221 for premiums paid for life and disability insurance; and (iv) $4,423 paid as reimbursement for taxes paid on certain life insurance benefits.

(6)	For Dr. Saksena: (a) the All Other Compensation column for 2009 includes (i) $3,425 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company discretionary contributions to his 401(k) Plan account; (iii) $10,974 for premiums paid for life and disability insurance; and (iv) $4,394 paid as reimbursement for taxes paid on certain life insurance benefits. Dr. Saksena became CTO in December of 2008.

(7)	For Mr. Kelly: (a) the All Other Compensation column for 2009 includes (i) $13,731 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company discretionary contributions to his 401(k) Plan account; (iii) $9,769 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits; (b) the All Other Compensation column for 2008 includes (i) $7,135 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $8,193 for premiums paid for life and disability insurance; and (iv) $1,968 paid as reimbursement for taxes paid on certain life insurance benefits; and (c) the All Other Compensation column for 2007 includes (i) $5,258 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $8,128 for premiums paid for life and disability insurance; and (iv) $2,861 paid as reimbursement for taxes paid on certain life insurance benefits.

(8)	For Mr. Sheehan: (a) the All Other Compensation column for 2009 includes (i) $7,316 representing Company contributions to his Deferred Income Plan account (ii) $9,800 representing Company matching contributions and $4,900 representing Company discretionary contributions to his 401(k) Plan account; (iii) $ 7,082 for premiums paid for life and disability insurance; and (iv) $2,366 paid as reimbursement for taxes paid on certain life insurance benefits; (b) the All Other Compensation column for 2008 includes (i) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (ii) $6,805 for premiums paid for life and disability insurance; and (iii) $1,603 paid as reimbursement for taxes paid on certain life insurance benefits; and (c) the All Other Compensation column for 2007 includes (i) $8,930 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $6,833 for premiums paid for life and disability insurance; and (iv) $2,284 paid as reimbursement for taxes paid on certain life insurance benefits.

Grants of Plan-Based Awards Table for 2009

The following table reflects each plan-based award granted to each NEO for the fiscal year ended January 1, 2010. All awards identified in the following table were awarded under the Company’s Incentive Compensation Plan. All equity awards granted in 2009 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
		Threshold (#)	Target (#)	Superior (#)

Robert W. Pullen	3/9/2009	0	92,000	184,000				$345,000
	5/5/2009				161,555			$857,857
	5/5/2009					92,000	$5.31	$194,948

Timothy J. Wiggins	3/9/2009	0	57,500	115,000				$215,625
	5/5/2009				82,500			$438,075
	5/5/2009					57,500	$5.31	$121,843

Vikram R. Saksena	1/5/2009					225,000	$4.20	$425,610
	1/5/2009				150,000			$630,000
	3/9/2009	0	46,000	92,000				$172,500

Daniel P. Kelly	3/9/2009	0	46,000	92,000				$172,500
	5/5/2009				66,000			$350,460
	5/5/2009					46,000	$5.31	$ 97,474

James M. Sheehan	3/9/2009	0	40,250	80,500				$150,938
	5/5/2009				57,750			$306,653
	5/5/2009					40,250	$5.31	$ 85,290

(1)	The amounts shown in the Threshold column of the Estimated Future Payouts Under Equity Incentive Plan Awards reflect the PSU minimum performance goal and the award starts to accrue after the Threshold is exceeded. The amounts shown in the Target Column represent Target performance goal and the award would be 1.0x shares if this goal is met. The amounts shown in the Superior column reflect the stretch performance goal and the award would be 2.0x shares if this goal is met. A chart depicting the goal and corresponding shares as well as a more detailed discussion of the PSUs is contained in the section above entitled Compensation Discussion and Analysis.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2009 audited financial statements on pages 49 through 51 of the Company’s 2009 Annual Report which accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End Table for 2009

The table below reflects all outstanding equity awards for each NEO for the fiscal year ended January 1, 2010. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert W. Pullen	15,000			$51.69	2/24/2010
	20,000			$61.88	6/23/2010
	15,000			$50.31	1/2/2011
	40,500			$16.63	7/12/2011
	250			$ 8.65	5/2/2012
	100,000			$ 6.01	7/1/2012
	30,000			$ 6.50	7/28/2013
	25,100			$ 9.31	10/4/2014
	18,000			$ 8.67	7/5/2015
	11,625			$12.98	7/5/2016
	6,666	3,334	(2)	$10.48	8/6/2017
	26,666	53,334	(3)	$ 5.40	5/5/2018
		92,000	(4)	$ 5.31	5/5/2019
						2,400	(5)	$13,632
						96,618	(6)	$548,790
						26,667	(7)	$151,469
						161,555	(8)	$917,632
						151,800	(9)	$862,224
Timothy J. Wiggins	67,400			$ 5.79	3/31/2013
	20,000			$ 6.50	7/28/2013
	42,300			$9.31	10/4/2014
	200,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	16,666	33,334	(3)	$ 5.40	5/5/2018
		57,500	(4)	$ 5.31	5/5/2019
						10,000	(5)	$56,800
						33,334	(7)	$189,337
						82,500	(8)	$468,600
						94,875	(9)	$538,890
Vikram R. Saksena		225,000	(10)	$4.20	1/5/2019
						150,000	(11)	$852,000
						75,900	(9)	$431,112
Daniel P. Kelly	8,000			$51.69	2/24/2010
	10,000			$61.88	6/23/2010
	5,000			$50.31	1/2/2011
	12,500			$16.63	7/12/2011
	250			$ 8.65	5/2/2012
	5,000			$ 6.01	7/1/2012
	20,000			$ 6.58	7/1/2013
	30,400			$ 9.31	10/4/2014
	95,000			$ 8.67	7/5/2015
	20,000			$12.98	7/5/2016
	13,333	26,667	(3)	$ 5.40	5/5/2018
		46,000	(4)	$ 5.31	5/5/2019
						8,000	(5)	$ 45,440
						26,667	(7)	$151,469
						66,000	(8)	$374,880
						75,900	(9)	$431,112

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
James M. Sheehan	8,000			$51.69	2/24/2010
	10,000			$61.88	6/23/2010
	12,000			$50.31	1/2/2011
	16,490			$16.63	7/12/2011
	250			$ 8.65	5/2/2012
	50,000			$ 6.01	7/1/2012
	80,000			$ 6.50	7/28/2013
	35,000			$ 9.31	10/4/2014
	100,000			$ 8.67	7/5/2015
	20,000			$12.98	7/5/2016
	11,666	23,334	(3)	$ 5.40	5/5/2018
		40,250	(4)	$ 5.31	5/5/2019
						6,667	(5)	$ 37,869
						23,334	(7)	$132,537
						57,750	(8)	$328,020
						66,412	(9)	$377,220

(1)	Value of shares represented by the outstanding stock awards based on $5.68, the closing price of our common stock on December 31, 2010, the last trading day of our fiscal year.

(2)	These options vest and become exercisable on August 6, 2010.

(3)	These options vest and become exercisable in equal annual installments through May 5, 2011.

(4)	These options vest and become exercisable in equal annual installments through May 5, 2012.

(5)	These awards vest on October 29, 2010.

(6)	These awards vest in equal annual installments through February 25, 2011.

(7)	These awards vest in equal annual installments through May 5, 2011.

(8)	These awards vest in equal annual installments through May 5, 2012.

(9)	These PSU awards vest in equal annual installments through March 9, 2012, subject to continued employment through such date as well as certain company performance goals, as described in the section above entitled Compensation Discussion and Analysis. The number of PSU shares was calculated based on the number of shares earned as a result of 2009 performance. As noted in the Compensation Discussion and Analysis section, the target was exceeded and 1.65 shares were earned.

(10)	These options vest and become exercisable in equal annual installments through January 5, 2012.

(11)	These awards vest in equal annual installments through January 5, 2012.

Option Exercises and Stock Vested Table for 2009

The following table reflects option exercises and stock vested for each NEO during the fiscal year ended January 1, 2010. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert W. Pullen	–	–	66,542	(1)	$295,497
Timothy J. Wiggins	–	–	34,166	(2)	$194,446
Vikram R. Saksena	–	–	–		–
Daniel P. Kelly	–	–	27,333		$155,558
James M. Sheehan	–	–	23,333		$132,582

(1)	For Mr. Pullen, 18,491 of the 66,542 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $79,782. The Deferred Income Plan provides that upon termination the RSUs will be valued on the last date of the month in which Mr. Pullen’s last regular paycheck is paid and is released to Mr. Pullen pursuant to his distribution election. Mr. Pullen has been identified as a Key Employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A.

(2)	For Mr. Wiggins, 17,083 of the 34,166 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $97,223. The Deferred Income Plan provides that upon termination the RSUs will be valued on the last date of the month in which Mr. Wiggins’ last regular paycheck is paid and is released to Mr. Wiggins pursuant to his distribution election. Mr. Wiggins has been identified as a key employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A.

Nonqualified Deferred Compensation Table for 2009

The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended January 1, 2010, under the Deferred Income Plan. A more detailed discussion related to the Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance 1/1/10
Robert W. Pullen(2)	$164,696	$18,879	$264,594	-	$1,764,280
Timothy J. Wiggins(3)	$98,123	$8,753	$ 64,659	-	$343,197
Vikram R. Saksena(4)	$51,000	–	$ 8,245	-	$ 59,245
Daniel P. Kelly(5)	$41,538	$7,135	$180,280	-	$815,595
James M. Sheehan	–	–	$ 83,039	-	$401,566

(1)	The amounts in this column, although contributed in 2009, are 2008 Company contributions.

(2)	For Mr. Pullen, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(3)	For Mr. Wiggins, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(4)	For Dr. Saksena, the amount identified in the Executive Contributions column represents deferred compensation.

(5)	For Mr. Kelly, the amount identified in the Executive Contributions column represents deferred compensation.

Potential Payments Upon Termination or Change in Control

The narrative and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of January 1, 2010. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on facts and circumstances surrounding such termination.

Overview

We maintain an Executive Continuity and Protection Program which requires the Company to provide incremental compensation to covered executives in the event of certain terminations of employment or a change in control as discussed in this section and shown in the table. All the NEOs are participants in the Executive Continuity and Protection Program.

Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year-End Table for 2009.

Termination Without Cause or Constructive Termination

Severance. None of the NEOs was covered by any written employment agreement that would contractually entitle him to severance benefits, other than the benefits contained in the Company’s general severance plan broadly applicable to eligible employees, in the event that one of them was terminated without cause or constructively terminated on January 1, 2010. The general severance plan takes into account an employee’s years of service and salary as factors in determining the benefits. As a result, NEOs who have more years of service combined with higher salaries have a higher amount shown below in the cash compensation column.

Outstanding Equity Awards. There are no acceleration provisions for termination without cause in the PSU awards, options or RSUs.

Voluntary Termination or Discharge for Cause

Severance and Equity Awards. We are not obligated to pay any amounts over and above vested benefits and vested awards if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.

Death or Disability

Benefits. We provide our employees, including our NEOs, with group life, accidental death and dismemberment (AD&D) and disability insurance coverage. The standard group life and AD&D insurance benefit is equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. The standard disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000. There is no additional executive disability benefit. The Company also provides each NEO an executive life policy with a death benefit of 250% of the executive’s base annual salary as well as an executive AD&D policy with a benefit of $450,000. These benefits would be paid to the NEO or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability subject to the policy terms. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his expense.

PSU Awards. There are no acceleration provisions for death or disability in the PSU awards.

RSU and Option Awards. In the case of a termination due to a disability, all options vested as of the date of the disability may be exercised, subject to the expiration date of such options, for up to three years (depending on the plan and award agreement governing that option) after such termination. In the case of a termination due to death, unvested options and RSU awards fully vest and all outstanding option awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards and option awards do not contain accelerated vesting in the event an NEO becomes disabled.

Retirement

Severance. We are not obligated to pay any amounts over and above vested benefits if a NEO’s employment terminates because of retirement.

Equity Awards. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based on one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter.

•	At least 70 but less than 80 points, 50% of each unvested option award shall vest
•	At least 80 but less than 90 points, 75% of each unvested option award shall vest
•	At least 90 points, 100% of each unvested option award shall vest

There is no similar right in the case of RSU or PSU awards. As of January 1, 2010, the NEOs were not eligible for any accelerated vesting for options under the point system described above.

Change in Control (Without Termination)

Equity Awards. In the event that there is a change in control of the Company, the Company’s Incentive Compensation Plan and each individual award agreement provide that all option and RSU awards (except special key contributor RSUs granted in October of 2007) will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or Incentive Compensation Plan terms. The key contributor RSUs do not automatically vest in the event of change in control, but do vest upon involuntary termination within one year thereafter. Under the PSU awards made in March of 2009, in the event a change in control occurred prior to certification by the Compensation Committee of the number of shares earned based on certified 2009 Operating Earnings, an NEO would be awarded vested shares of Tellabs stock with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the change of control taking into account the Performance Target as of such change of control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the change of control. As noted in the Compensation Discussion and Analysis section, 2009 performance exceeded the target and 1.65 shares for each PSU were earned and will be paid out, subject to continued employment.

A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more that 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Termination Following a Change in Control

Severance. Under our Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described above). In such cases, a NEO, excluding the CEO, would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. The CEO, would receive severance benefits equal to three times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 30% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed on the payments and benefits provided under this program; provided that the severance benefits are subject to reduction of up to 10% if such reduction avoids imposition of the excise tax. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24-month restriction period, not compete with the Company (as an employee, stockholder (with limited exceptions), director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six-month period preceding the date of such hiring, and not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.

The following table quantifies the amounts that each NEO would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following tables are approximate and reflect certain assumptions that we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on January 1, 2010 (the last day of our 2009 fiscal year), and that the value of a share of our stock on that day was $5.68, the closing price on December 31, 2009, the last trading day of our fiscal year.

In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the Company’s qualified profit sharing and savings plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the Deferred Income Plan; and options that have vested and become exercisable prior to the employment termination of employment in the circumstances indicated or change in control.

The following amounts for stock options do not include the exercise amounts that the NEO would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option awards with exercise prices of $5.68 or more per share are not included as such options would have had no enhanced value on January 1, 2010. The following table does not include columns for voluntary termination or retirement since we are not obligated to pay any amounts over and above vested benefits in either termination scenario. The table below illustrates what would have been paid on January 1, 2010, in the event of termination of employment in the circumstances indicated or change in control.

Table Quantifying Potential Termination Payments

Name	Benefit		Termination w/o Cause or for Good Reason	Death	Disability	Change in Control without Termination		Termination w/o Cause or for Good Reason Following Change in Control (ECP)
Robert W. Pullen
CEO & President	Cash Payments		$715,385		$120,000			$3,780,000
	Stock Option Vesting Acceleration			$ 48,974		$48,974	(1)	$48,974	(1)
	PSU Vesting Acceleration					$862,224	(1)	$862,224	(1)
	RSU Vesting Acceleration			$1,631,523		$1,617,891		$1,631,523	(2)
	Excise Tax & Gross Up	(3)						$1,565,127
	AD&D			$450,000
	Life Insurance			$1,500,000
Timothy J. Wiggins
EVP & CFO	Cash Payments		$190,000		$120,000			$1,520,000
	Stock Option Vesting Acceleration			$30,608		$30,608	(1)	$30,608	(1)
	PSU Vesting Acceleration					$538,890	(1)	$538,890	(1)
	RSU Vesting Acceleration			$714,737		$657,937	(1)	$714,737	(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$949,500
Vikram R. Saksena
EVP & CTO	Cash Payments		$104,615		$120,000			$1,360,000
	Stock Option Vesting Acceleration			$333,000		$333,000	(1)	$333,000	(1)
	PSU Vesting Acceleration					$431,112	(1)	$431,112	(1)
	RSU Vesting Acceleration			$852,000		$852,000	(1)	$852,000	(2)
	Excise Tax & Gross Up	(3)						$ 607,710
	AD&D			$450,000
	Life Insurance			$850,000
Daniel P. Kelly
EVP Product Development	Cash Payments		$476,923		$120,000			$1,600,000
	Stock Option Vesting Acceleration			$24,487		$24,487	(1)	$24,487	(1)
	PSU Vesting Acceleration					$431,112	(1)	$431,112	(1)
	RSU Vesting Acceleration			$571,789		$526,348	(1)	$571,789	(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$1,000,000
James M. Sheehan
EVP, CAO & General Counsel	Cash Payments		$266,538		$120,000			$1,260,000
	Stock Option Vesting Acceleration			$21,426		$21,426	(1)	$21,426	(1)
	PSU Vesting Acceleration					$377,220	(1)	$377,220	(1)
	RSU Vesting Acceleration			$498,426		$460,557	(1)	$498,426	(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$787,800

(1)	The NEO would be entitled to receive this amount either upon change in control or upon termination following a change in control. The amount would not be paid twice.

(2)	The NEO would be entitled to receive this amount upon termination following the change in control. This amount includes the vesting acceleration that occurs upon a change in control. That amount would not be paid twice.

(3)	Under the terms of the Executive Continuity and Protection Program, an NEO receiving a payment equal to or above the excess parachute payment threshold contained in Section 280G of the IRC is entitled to receive an excise tax gross up payment. The amount of this payment for Mr. Pullen and Dr. Sakensa is shown in the table. There would be no excise tax gross up payment for Messrs. Wiggins, Kelly and Sheehan.

Security Ownership of Management

The table below sets forth information as of March 1, 2010, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each director nominee, each NEO and all current executive officers and directors as a group.

Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)		Exercisable Stock Options Within 60 Days of March 1, 2010(2)	Total Beneficial Ownership		Percent of Class(3)
Directors and Nominees:

Michael J. Birck	33,319,125	(4)	300,000	33,619,125	(4)	8.7%
Bo Hedfors	36,450		79,421	115,871		*
Frank Ianna	27,450		79,421	106,871		*
Linda Wells Kahangi	21,450		49,421	70,871		*
Fred A. Krehbiel	126,450		79,421	205,871		*
Michael E. Lavin	36,950		79,421	116,371		*
Stephanie Pace Marshall, Ph.D.	55,450		54,421	109,871		*
Robert W. Pullen	349,931		293,807	643,738		*
William F. Souders	47,450		79,421	126,871		*
Jan H. Suwinski	46,450		79,421	125,871		*
Vincent H. Tobkin	–		–	–		*

Other Named Executive Officers:

Timothy J. Wiggins	174,134		366,366	540,500		*
Vikram R. Saksena	132,984		75,000	207,984		*
Daniel P. Kelly	135,478		211,483	346,961		*
James M. Sheehan	154,839		335,406	490,245		*
All current executive officers and directors as a group (19 persons)	34,990,812		2,737,044	37,727,856		9.7%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of March 1, 2010, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 384,388,874 shares outstanding on March 1, 2010.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 14,511,000 shares held by Oak Street Investments, L.P., a family partnership of which Mr. Birck is a general partner. Mr. Birck disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. As of January 1, 2010, 15,011,000 of the shares held by Oak Street Investments, L.P. were held in margin accounts.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding each person known by the Company (other than Mr. Birck, the Company’s Chairman), to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	37,309,301	9.66%

Janus Capital Management LLC(3) 151 Detroit Street Denver, Colorado 80206	27,380,531	7.10%

Third Avenue Management LLC(4) 622 Third Avenue, 32nd Floor New York, NY 10017	24,693,229	6.39%

(1)	Based on the total number of shares outstanding on December 31, 2009.

(2)	Based on information filed with the SEC and provided to the Company by BlackRock, Inc. (BlackRock). BlackRock has sole voting power with respect to 37,309,301 shares and sole dispositive power with respect to 37,309,301 shares. BlackRock has no shared voting or dispositive power.

(3)	Based on information filed with the SEC and provided to the Company by Janus Capital Management LLC (Janus). Janus has sole voting and dispositive power with respect to 19,133,050 shares. Janus has shared voting and dispositive power with respect to 8,247,481 shares.

(4)	Based on information filed with the SEC and provided to the Company by Third Avenue Management LLC (Third Avenue). Third Avenue has sole voting power with respect to 24,240,779 shares and sole dispositive power with respect to 24,693,229 shares. Third Avenue does not have any shared voting or dispositive power. Affiliates of Third Avenue have voting power with respect to 452,450 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from reporting persons, we believe that during fiscal year 2009, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as director in the Company’s global operations group. During fiscal year 2009, Kevin Birck earned an aggregate salary of approximately $161,517 and bonus of $51,160. He also participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.

Fred A. Krehbiel, a member of the Company’s Board and Nominating and Governance Committee, is also the Co-Chairman of the Board and former Chief Executive Officer of Molex Incorporated (Molex), and based on information made available to the Company, beneficially owns, including with members of his family, more than 10% of the outstanding stock of Molex. Mr. Krehbiel’s brother is also a director, officer and stockholder of Molex. Further, Michael J. Birck, Chairman of the Board of the Company and a beneficial owner of greater than 5% of the Company’s outstanding stock, serves on the board of directors of Molex, and owns less than 1% of the outstanding stock of Molex. During the Company’s fiscal year ended January 1, 2010, the Company purchased product components from Molex. The aggregate amount of these purchases in 2009 was approximately $5 million. Neither Mr. Krehbiel nor Mr. Birck was involved in the sales of these components to the Company by Molex nor negotiated any term or condition related to such sales.

During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of their immediate family of any director or executive officer, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involve an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes each executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.

At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board has furnished the following report:

The Audit and Ethics Committee’s primary duties and responsibilities fall into four broad categories:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent registered auditor;

•	To oversee the work of the internal audit department and to provide it with organizational independence by providing it a direct reporting line to the Board; and

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics.

During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Audit and Ethics Committee believes that it has satisfied its charter responsibilities for fiscal year 2009.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent registered auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Ethics Committee’s review included discussion with the independent registered auditors of matters required to be discussed pursuant to Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Ethics Committee has received the written disclosures and the letter from Ernst & Young LLP (Ernst & Young) the Company’s independent registered auditors required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Ernst & Young matters relating to its independence, including disclosures made to the Audit and Ethics Committee and whether the provision of non-audit services by the auditors was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditors as set forth in the Audit and Non-Audit Services Pre-Approval Policy. A copy of the policy is available on the Company’s Web site at www.tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Audit and Ethics Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered auditors.

Based on its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2010, for filing with the Securities and Exchange Commission.

March 1, 2010

Michael E. Lavin (Chair)

Linda Wells Kahangi

William F. Souders

Jan H. Suwinski

Independent Registered Auditor’s Fees and Services

In connection with the audit of the Company’s 2009 financial statements, the Company entered into an engagement agreement with Ernst & Young. The engagement agreement sets forth the terms by which Ernst & Young will perform audit services for the Company, and includes alternative dispute resolution procedures.

The Company paid Ernst & Young certain fees for services provided during fiscal years 2008 and 2009. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2009	$2,111,000	$2,000	$428,000	$0
2008	$2,402,000	$9,000	$393,000	$0

(1)	Includes fees for Ernst & Young’s integrated audit of the Company’s financial statements and audit of internal controls over financial reporting.

(2)	Includes fees for accounting consultations.

(3)	Includes fees for tax compliance, tax audit assistance and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at www.tellabs.com/investors.

Proposal to Ratify Appointment of Independent Registered Auditors

The Audit and Ethics Committee has selected Ernst & Young, independent registered auditors, as the Company’s independent registered auditors for fiscal year 2010, as it has done since 1997.

Before making its determination on appointment, the Audit and Ethics Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered auditors in maintaining the integrity of Company financial controls and reporting, and the Audit and Ethics Committee will seriously consider stockholder input on this issue. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board:

RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young as the Company’s independent registered auditors to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED AUDITORS.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2011 Annual Meeting of Stockholders, any proposals of stockholders or nominations for directors must be received by the Secretary of the Company no later than November 16, 2010. Such proposals and nominations will be subject to the SEC regulations and requirements set forth in the Company’s bylaws. Submitted stockholder proposals must include proof of ownership of Tellabs common stock in accordance with Rule 14a-8(b)(2). Submitting a stockholder proposal or director nomination does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal or director nomination to contact the Secretary of the Company in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2011 Annual Meeting of Stockholders, but you do not intend to have your proposal included in our 2011 proxy statement, your proposal must be delivered no earlier than January 1, 2011, and no later than January 31, 2011. Any such proposal must contain, among other things, the text of any proposed business, a description of certain agreements, arrangements and understandings having a bearing on the nomination or proposal and disclosure of your economic interest in Tellabs.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available at www.tellabs.com/investors.

Additionally, if a proponent of a stockholder proposal at the 2011 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before November 16, 2010, (or by an earlier or a later date, if such date is hereafter established by amendment to the Company’s bylaws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s Web site at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 16, 2010

Directions to the 2010 Annual Meeting of Stockholders

Thursday, April 29, 2010

Northern Illinois University
1120 East Diehl Road
Naperville, IL 60563
From O’Hare International Airport
Take I-294 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From Downtown Chicago
Take I-290 West to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From South
Take I-55 North to I-355 North.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From West
Take I-88 East to Naperville Rd. exit.
Turn right (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From North
Take I-355 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
*For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Report printed entirely on recycled paper.

ATTN: JAMES M. SHEEHAN 1415 W. DIEHL ROAD NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2010, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2010, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Tellabs, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21532-P91397	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED AUDITORS.
1.	Election of Directors		For	Against	Abstain
	Nominees:						For	Against	Abstain
	1a.	Michael J. Birck	☐	☐	☐	2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Auditors for 2010.	☐	☐	☐
	1b.	Linda Wells Kahangi	☐	☐	☐
	1c.	Robert W. Pullen	☐	☐	☐	3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting.
	1d.	Vincent H. Tobkin	☐	☐	☐

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign name exactly as imprinted (do not print).

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

ANNUAL MEETING

The annual meeting of stockholders will be held at

Northern Illinois University, Naperville Campus

1120 East Diehl Road

Naperville, IL 60563-9347

on Thursday, April 29, 2010

at 2:00 p.m. Central Daylight Time

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report, and Form 10-K are available at www.proxyvote.com.

M21533-P91397

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited By the Board of Directors

The executing stockholder(s) (the “Stockholder”), of Tellabs, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint James M. Sheehan and Timothy J. Wiggins, and each of them, the true and lawful attorney(s) of the Stockholder with full power of substitution, to appear and act as the proxy or proxies of the Stockholder at the Annual Meeting of Stockholders of said Company to be held at Northern Illinois University, Naperville Campus, 1120 East Diehl Road, Naperville, IL 60563-9347 on Thursday, April 29, 2010, at 2:00 p.m. Central Daylight Time, and at any adjournment thereof, and to vote all the shares of said Company standing in the name of the Stockholder, or which the Stockholder may be entitled to vote, as fully as the Stockholder might or could do if personally present, as set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director, FOR the ratification of the Company’s Independent Registered Auditors for 2010, and, at their discretion, on any other matter that may properly come before the meeting.

PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side